Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter and Year Ended January 31, 2008

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended January 31, 2008.

Net sales for the quarter ended January 31, 2008, of $200.6 million, increased $11.4 million, or 6.0%, as compared with the quarter ended January 31, 2007. Net sales represent total product sales (see table below), service revenues and commissions from service maintenance agreement sales. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 1.9% for the quarter ended January 31, 2008. Revenues from finance charges and other for the quarter will be reported in the Company's earnings release and conference call scheduled for March 27, 2008.

During the quarter ended January 31, 2008, the Company opened three new stores in the Dallas/Fort Worth Metroplex, one new store in Houston, Texas, and its first store in Oklahoma City, Oklahoma, giving it a total of 69 stores as of the end of the quarter.

“Consumer electronics drove our sales growth again this quarter,” said the Company’s Chairman and CEO, Thomas J. Frank, Sr. “After our record Thanksgiving weekend, though the pace of sales slowed as we encountered a difficult retail environment during the quarter, we achieved same store sales growth at the lower end of our expectations.”

	Quarter ended January 31,
	2008	% of Total	2007	% of Total	Change	% Change
Net sales	(in $000)
Electronics	$76,356	38.0%	$67,460	35.7%	$8,896	13.2%
Appliances	51,315	25.6%	54,496	28.8%	(3,181)	-5.8%
Track	37,021	18.4%	32,332	17.1%	4,689	14.5%
Furniture	11,958	6.0%	11,773	6.2%	185	1.6%
Other	8,832	4.4%	9,148	4.8%	(316)	-3.5%
Total product sales	185,482	92.4%	175,209	92.6%	10,273	5.9%

Service maintenance agreement commissions
	9,736	4.9%	8,692	4.6%	1,044	12.0%
Service revenues	5,356	2.7%	5,304	2.8%	52	1.0%
Total net sales	$200,574	100.0%	$189,205	100.0%	$11,369	6.0%

The following is a summary of the key items impacting net sales during the quarter:

  The electronics category showed solid growth driven by continued consumer interest in flat-panel televisions, especially LCD televisions,
  The appliance category declined on lower laundry and refrigeration sales,
  Strong track sales increases were largely due to higher video game equipment and laptop computer sales, and the addition of GPS devices,
  Furniture sales growth was impacted by new store additions, and
  Service maintenance agreement commissions increased on higher sales penetrations, especially in the electronics category.

Net sales for the year ended January 31, 2008, increased $54.1 million, or 8.0%, from $676.9 million for the year ended January 31, 2007, to $731.0 million for the year ended January 31, 2008. Same store sales for the year ended January 31, 2008, increased 3.2%.

The Company will host a conference call and audio webcast on Thursday, March 27, 2008, at 10:00AM, CDT, to fully discuss earnings and performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-627-6544 or 719-325-4937.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 69 retail locations in Texas, Louisiana and Oklahoma: 22 stores in the Houston area, 17 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, three in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, computers and computer accessories, DVD players (both standard and high definition), video game equipment, portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218